SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to 14a-12

COMMERCIAL FEDERAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[COMMERCIAL FEDERAL LETTERHEAD]

April 4, 2005

Dear Fellow Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Commercial Federal Corporation (the “Corporation”) to be held on Tuesday, May 10, 2005, at 10:00 a.m. Central Time at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska. Your Board of Directors and Management look forward to greeting personally those stockholders able to attend.

At this meeting, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, stockholders will be asked to consider and act upon the election of three directors for three-year terms and two directors for two-year terms (the Board having nominated William A. Fitzgerald, Robert D. Taylor and Aldo J. Tesi for three-year terms and Frederick R. Kulikowski and Daniel P. Neary for two-year terms) and the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent auditors for the year ending December 31, 2005. During the meeting, we will also report on the operations of the Corporation and its principal subsidiary, Commercial Federal Bank, a Federal Savings Bank. Directors and officers of the Corporation will be present to respond to any questions you may have.

Your vote is important, regardless of the number of shares you own. We urge you to sign, date and mail the enclosed Proxy Card as soon as possible, even if you currently plan to attend the annual meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

/s/ William A. Fitzgerald

William A. Fitzgerald Chairman of the Board and Chief Executive Officer

COMMERCIAL FEDERAL CORPORATION

13220 CALIFORNIA STREET

OMAHA, NEBRASKA 68154

(402) 554-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Meeting”) of Commercial Federal Corporation (the “Corporation”) will be held at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, on Tuesday, May 10, 2005, at 10:00 a.m. Central Time.

A Proxy Statement and a Proxy Card for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1.	The election of three directors for three-year terms and two directors for two-year terms;

2.	The ratification of Deloitte & Touche LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2005; and

3.	Such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing matters at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Meeting may be adjourned or postponed. Pursuant to the Bylaws of the Corporation, the Board of Directors has fixed the close of business on March 24, 2005, as the record date for determination of the stockholders entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

You are requested to sign and date the enclosed Proxy Card which is solicited by the Board of Directors and to mail it promptly in the enclosed postage-paid envelope. The proxy will not be used if you attend and vote at the Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gary L. Matter

GARY L. MATTER SECRETARY

Omaha, Nebraska

April 4, 2005

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR ENCLOSED PROXY CARD.

PROXY STATEMENT

OF

COMMERCIAL FEDERAL CORPORATION

13220 CALIFORNIA STREET

OMAHA, NEBRASKA 68154

(402) 554-9200

2005 ANNUAL MEETING OF STOCKHOLDERS

May 10, 2005

GENERAL

This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Federal Corporation (the “Corporation”), to be used at the 2005 Annual Meeting of Stockholders of the Corporation and at any adjournments or postponements thereof (the “Meeting”) which will be held at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, on Tuesday, May 10, 2005, at 10:00 a.m. Central Time. The accompanying Notice of Annual Meeting, this Proxy Statement and the Proxy Card are being first mailed to stockholders on or about April 4, 2005.

VOTING AND REVOCABILITY OF PROXIES

The close of business on March 24, 2005, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At that date, the Corporation had outstanding 39,128,753 shares of common stock, par value $.01 per share (the “Common Stock”). Holders of Common Stock are entitled to one vote per share for the election of directors, subject to the right to cumulate votes as described below, and upon all matters on which stockholders are entitled to vote.

Proxies solicited by the Board of Directors of the Corporation which are properly executed and returned to the Corporation will be voted at the Meeting, and any adjournments or postponements thereof, in accordance with the directions given thereon. Executed proxies on which no directions are indicated will be voted FOR the election of the Corporation’s nominees named herein and FOR the ratification of Deloitte & Touche LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2005. If any other matters are properly brought before the Meeting, the proxies solicited by the Board of Directors will be voted on such matters as determined by a majority of the Board. Other than the election of directors and the ratification of independent auditors, the Board of Directors is not currently aware of any other matters to be brought before the Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. If a quorum is not present or represented by proxy, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. Assuming a quorum is present, under Nebraska law directors shall be elected by a plurality of votes cast by stockholders at the Meeting (abstention and broker non-votes not being considered in determining the outcome of the election) and the ratification of Deloitte & Touche LLP as the Corporation’s independent auditors shall be approved by a majority of the votes cast by stockholders at the Meeting (abstention and broker non-votes not being considered in determining the outcome of the election of directors or ratification of auditors). Broker non-votes will be counted for purposes of determining the existence of a quorum.

Pursuant to the Bylaws of the Corporation and Nebraska law, every stockholder entitled to vote for the election of directors has the right to vote the number of shares owned thereby for as many persons as there are directors to be elected, or to cumulate votes by multiplying the number of shares held by such stockholder by the number of directors to be elected and to cast such votes for one director or distribute them among any number of candidates. Unless otherwise indicated by the stockholder, a vote FOR the Board of Directors’ nominees on the accompanying Proxy Card will give the proxies named therein discretionary authority to cumulate all votes to which the stockholder is entitled and to allocate such votes in favor of one or more of the Board’s nominees, as the proxies may determine. Additionally, executed proxies will confer discretionary authority on the proxies named therein to vote with respect to the election of any person recommended by the Board of Directors as a director where the nominee is unable to serve or for good cause will not serve (an event not now anticipated).

Execution of a Proxy Card will not affect your right to attend the Meeting and to vote in person. A stockholder executing a proxy may revoke such proxy at any time before it is voted by (i) filing a written notice of revocation with the Secretary of the Corporation at the address provided above, (ii) filing a duly executed proxy bearing a later date, or (iii) attending and voting in person at the Meeting. Attendance at the Meeting without voting will not revoke a proxy previously executed and duly submitted by you.

PRINCIPAL STOCKHOLDERS

Persons and groups owning in excess of 5.0% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon such reports, the following table sets forth, as of March 24, 2005, certain information as to the Common Stock beneficially owned by the stockholder owning in excess of 5.0% of the Corporation’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	2,941,048	(1)	7.52%

AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10404	2,843,942	(2)	7.27%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,396,194	(3)	6.12%

LSV Asset Management 1 North Wacker Drive, Suite 4000 Chicago, IL 60606	2,222,395	(4)	5.68%

(1)	Based solely on a review of the Schedule 13G filed jointly with the Securities and Exchange Commission on February 14, 2005. As reported in the Schedule 13G, Barclays Global Investors, NA. and Barclays Global Fund Investors are deemed to be beneficial owners of 1,888,428 and 1,052,620 shares of Common Stock, respectively.

(2)	Based solely on a review of the Schedule 13G filed jointly with the Securities and Exchange Commission on February 14, 2005. As reported in the Schedule 13G, each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA, is deemed to be the beneficial owner of 2,843,942 shares of Common Stock and AXA Financial, Inc. is deemed to be the beneficial owner of 1,305,642 shares of Common Stock.

(3)	Based solely on a review of the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005. As reported in the Schedule 13G, all securities reported are owned by Dimensional Fund Advisors Inc. clients. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all reported securities.

(4)	Based solely on a review of the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005.

The following table sets forth certain information as to the Common Stock beneficially owned as of March 24, 2005 by each director, nominee for director, executive officer (who is not also a director and is listed in the Summary Compensation Table) and by all executive officers and directors of the Corporation and Commercial Federal Bank, a Federal Savings Bank (the “Bank”) as a group.

Name of Beneficial Owner	Shares of Common Stock(1)	Options Exercisable(2)	Percent of Shares of Common Stock Outstanding(3)
Talton K. Anderson	54,552	80,993	*
David S. Fisher	14,232	179,999	*
William A. Fitzgerald	413,894	847,431	3.16%
Michael P. Glinsky	1,498	79,588	*
Lauren W. Kingry	13,053	51,300	*
Frederick R. Kulikowski	40,000	250,000	*
Jane E. Miller	1,684	10,000	*
Robert S. Milligan	13,993	74,151	*
John S. Morris	5,758	61,333	*
Daniel P. Neary	—	7,935	*
Robert D. Taylor	66,879	75,577	*
Aldo J. Tesi	3,276	54,421	*
Joseph J. Whiteside	1,112	10,000	*
George R. Zoffinger	1,120	38,112	*

All Executive Officers and Directors as a Group (16 persons)	678,737	1,937,618	6.37%

*	Less than 1% of the Corporation’s outstanding Common Stock.

(1)	Includes certain shares of Common Stock owned by businesses in which the director or executive officer is an officer or major stockholder, or by spouses or as a custodian or trustee for minor children, over which shares the named individual or all executive officers and directors as a group effectively exercise sole or shared voting and investment power, unless otherwise indicated. Also includes stock held in retirement accounts or funds for the benefit of the named individuals or group.

(2)	In accordance with applicable Securities and Exchange Commission rules, only options that are exercisable within 60 days after March 24, 2005 are included in this column.

(3)	Based on 39,128,753 shares of Corporation Common Stock outstanding and entitled to vote as of March 24, 2005, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising stock options.

PROPOSAL I — ELECTION OF DIRECTORS

The Corporation’s Board of Directors is composed of 11 members. The Corporation’s Articles of Incorporation provide that directors are to be elected for terms of three years, approximately one-third of whom are to be elected annually. Three directors will be elected at the Meeting to serve three-year terms, or until their respective successors have been elected and qualified and two directors will be elected at the Meeting to serve two-year terms, or until their respective successors have been elected and qualified. The Corporation’s Board of Directors has nominated William A. Fitzgerald, Robert D. Taylor and Aldo J. Tesi for three-year terms and Frederick R. Kulikowski and Daniel P. Neary for two-year terms, all of whom are currently members of the Board (during 2004, both Frederick R. Kulikowski and Daniel P. Neary were appointed directors to fill vacancies on the Board of Directors and, under Nebraska law, the term of a director elected to fill the vacancy on the Board of Directors expires at the next annual meeting after the director’s appointment). The Corporation’s Bylaws provide that no person nominated for director shall attain the age of 70 during the term for which they are nominated unless the Board of Directors waives the age limitation. The Board of Directors has waived this age limitation with respect to Mr. Fitzgerald’s nomination in accordance with the Corporation’s Bylaws. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board knows of no reason why any of the Corporation’s nominees might be unavailable to serve.

The Board of Directors intends to vote all of the shares for which it is given proxies, to the extent permitted thereunder, FOR the election of the Board of Director’s nominees and intends to cumulate votes so as to maximize the number of such nominees elected to serve as directors of the Corporation.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated for each individual is as of March 24, 2005. At present, each director of the Corporation is also a member of the Board of Directors of the Bank.

Board Nominees for Election of Directors

The following nominees will have terms ending in 2008:

William A. Fitzgerald – Chairman of the Board and Chief Executive Officer of the Corporation and the Bank. Age 67. Director since 1984.

Robert D. Taylor – Mr. Taylor has served as President and Chief Executive Officer of Executive AirShare Corporation, Wichita, Kansas since November 2001. Executive AirShare charters, sells, and operates fractional jet and turboprop aircraft from its locations in Wichita, Kansas and Kansas City, Missouri. From August 1998 until September 2001, Mr. Taylor was President of Executive Aircraft Corporation, which sold, maintained and refurbished corporate jets. On August 23, 2002, Executive Aircraft Corporation filed a petition for Chapter 11 protection in the U.S. Bankruptcy Court for the District of Kansas. On December 30, 2002 the assets of Executive Aircraft Corporation were sold to a new entity, Wichita Executive Aircraft Corporation, of which Mr. Taylor is a Director. Mr. Taylor became President of Wichita Executive Aircraft Corporation in April 2003.

Since October 1995, Mr. Taylor also owns and is President of Taylor Financial, a consulting and investment firm based in Wichita, Kansas. From January 1991 to October 1995, Mr. Taylor served as Chairman of the Board of Directors and Chief Executive Officer of Railroad Financial Corporation and its wholly owned subsidiary, Railroad Savings Bank, F.S.B. Railroad Financial Corporation was acquired by the Corporation. Since 1994, Mr. Taylor also has served as director of Elecsys Corporation, based in Lenexa, Kansas, which manufactures and imports custom liquid displays and provides electronic manufacturing services in the medical, aerospace, industrial and consumer product industries. Age 58. Director since 1996.

Aldo J. Tesi – President and Chief Executive Officer of Election Systems and Software since September 1999. Formerly the Group President of First Data Card Enterprise, a leading third-party provider of credit, debit, private label and commercial card processing services. Prior to this position, Mr. Tesi was President of First Data Resources from 1992 to 1997. Age 53. Director since 1996.

The following nominees will have terms ending in 2007:

Frederick R. Kulikowski – President and Chief Operating Officer of the Corporation and the Bank. Mr. Kulikowski was appointed President and Chief Operating Officer of the Corporation and the Bank in November 2004 and Director of the Corporation and Bank in December 2004. Mr. Kulikowski previously served as senior vice president in charge of Business Banking at M&T Bank Corporation, headquartered in Buffalo, New York, from 2002. From 1998 to 2002, he served as senior vice president for M&T Bank’s Consumer Banking operations. Prior to joining M&T Bank in 1998, Mr. Kulikowski was president and chief executive officer of Citibank (New York State), a commercial and retail bank subsidiary of Citicorp. Age 46. Director since 2004.

Daniel P. Neary – Chairman and Chief Executive Officer of Mutual of Omaha, Omaha, Nebraska since January 2005. Mutual of Omaha is a full service, multi-line organization providing insurance and financial services products for individuals, businesses and groups throughout the United States. Mr. Neary joined Mutual of Omaha Insurance Company in 1975 and has held numerous management positions within the group underwriting, product and actuarial areas. In November 1999, Mr. Neary was appointed Executive Vice President of Group Benefit

Services, a division of Mutual of Omaha Insurance Company. In August 2003, Mr. Neary assumed the position of President of both Mutual of Omaha Insurance Company and United of Omaha Insurance Company, and was elected to the Board of Directors of both companies. Age 53. Director since 2004.

Directors Continuing in Office

The following directors have terms ending in 2006:

Michael P. Glinsky – Managing Director of Glass Lewis & Company, LLC, Broomfield, Colorado, since July 2003. Glass Lewis & Company is an independent research company providing proxy advice and forensic accounting to institutional investors. Mr. Glinsky was a private investor from April 2001 to June 2003. Mr. Glinsky served as Executive Vice President and Chief Financial Officer of NorthPoint Communications Group, Inc., a broadband telecommunications company, from April 2000 until his resignation in March 2001. On January 16, 2001, NorthPoint Communications Group, Inc. filed a petition for Chapter 11 protection in the U.S. Bankruptcy Court for the Northern District of California. On March 22, 2001, NorthPoint sold its assets to AT&T and filed a petition for Chapter 7 liquidation on June 12, 2001. Mr. Glinsky was formerly the Executive Vice President and Chief Financial Officer of U S WEST, Inc., an international telecommunications, entertainment and directory and information services company, a position he held from 1996 to 1998. Mr. Glinsky served as managing partner of the Denver office of Coopers & Lybrand LLP from 1990 to 1996. Age 60. Director since 1997.

Robert S. Milligan – Chairman of MI Industries, a meat and animal protein processing company in Lincoln, Nebraska. Mr. Milligan joined MI Industries in 1977 and became Chairman and Chief Executive Officer in 1980. Mr. Milligan has served as Chairman since November 2003. Mr. Milligan also served as President of Oak Grove Farms, Inc., a pork production company in Lincoln, Nebraska, until September 2003. Mr. Milligan serves as the President of CBMC International, a Christian marketplace ministry with offices in Omaha, Nebraska and major cities in 85 nations throughout the world. Age 60. Director from 1987 to 1999 and since 2003.

Joseph J. Whiteside – Special Advisor to the Chairman and Chief Executive Officer of PNC Financial Services Group, Inc., Pittsburgh, Pennsylvania since October 2004. Mr. Whiteside served as Vice Chairman of PNC from October 2002 to October 2004 and as Chairman and Chief Executive Officer of Homeside Lending, Inc., Jacksonville, Florida from September 2001 to September 2002. Since May 2000, Mr. Whiteside has also served as a director of thinkorswim, Inc., a Chicago-based broker specializing in listed options. From 1996 to September 2001, Mr. Whiteside served as Executive Vice President and Senior Advisor to National Australia Bank and, from September 1999 to October 2002, served as the Chairman of WeatherWise USA, Inc., a Pittsburgh-based company that provides financial and other services to the public utilities industry. From 1994 to 1996, Mr. Whiteside served as Executive Vice President and Chief Financial Officer of Michigan National Corp., a bank holding company based in Farmington Hills, Michigan. Age 63. Director since 1999.

George R. Zoffinger – President and Chief Executive Officer of New Jersey Sports and Exposition Authority since 2002. Mr. Zoffinger served as President and Chief Executive Officer of Constellation Capital Corporation from 1977 to 2002. Mr. Zoffinger served as President and Chief Executive Officer of Constellation Bank Corp. from December 1991 to December 1995 and as President and Chief Executive Officer of Value Property Trust from October 1995 to February 1998. Mr. Zoffinger serves as a director of New Jersey Resources Corporation, NTL Incorporated and Anchor Commercial Bank. Age 57. Director since 1999.

The following directors have terms ending in 2007:

Talton K. (Tal) Anderson – Chairman of Performance Automotive Group which consists of several automobile dealerships located in Omaha, Nebraska, and Lincoln, Nebraska. Mr. Anderson is also the owner and President of a reinsurance company. Age 68. Director since 1991.

Jane E. Miller – Chief Operating Officer and Executive Vice President of The Gallup Organization, Omaha, Nebraska. Ms. Miller joined Gallup in 1980, became Vice President of Operations in 1992 and assumed her current role in 2000. Gallup is a performance management and consulting organization. Age 42. Director since 2003.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of both the Board and its committees, which permits the Board to more efficiently discharge its duties. During the year ended December 31, 2004, the Board of Directors held five meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such directors were members during the periods which such directors served.

The following table describes the members of each of the Committees, its primary responsibilities and the number of meetings held during 2004:

Members	Responsibilities	Meetings Held in 2004

AUDIT

Michael P. Glinsky (Chairman)	• Credit and operational risk management oversight	10
Robert S. Milligan	• Annual report and related disclosures review and oversight
Robert D. Taylor Joseph J. Whiteside	• Quarterly financial results and earnings release review and oversight • Internal audit and regulatory compliance oversight
Sharon Marvin Griffin (ex-officio)	• Regulatory examination review and oversight • Independent auditor appointment, review and oversight
	• Pre-approval of all audit and non-audit work performed by independent auditor
	• Key risk management policy ratification
	• Handling of complaints related to auditing and accounting matters

FINANCE

Talton K. Anderson (Chairman)	• Oversight of risk management process for interest rate risk	4
William A. Fitzgerald Frederick R. Kulikowski	• Oversight of Corporation’s hedging and valuation of mortgage servicing rights
Jane E. Miller Daniel P. Neary Aldo J. Tesi George R. Zoffinger Michael T. O’Neil (ex-officio)

•      Review policy and regulatory compliance with above activities

•      Oversight of Corporation’s trading and hedging activities for secondary marketing of originated loans

•      Oversight of securities investment portfolio activities

•      Review policy and regulatory compliance with above activities

COMPENSATION

Jane E. Miller (Chairman) Daniel P. Neary Joseph J. Whiteside	• Approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer	6
George R. Zoffinger	• Set the annual compensation for the Chief Executive Officer, review and recommend to the Board the annual compensation of the Chief Operating Officer and the Chief Financial Officer

Members	Responsibilities	Meetings Held in 2004

•      Approve the achievement of corporate performance relative to the established annual performance goals and approve any annual Management Incentive Plan reward for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer

	• Administer the Stock Option and Incentive Plan(s) of the Corporation as specified in the Plan document
	• Determine and recommend to the Board the stock option awards for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer
	• Review directors’ compensation and make recommendations for changes to the Board

EXECUTIVE

William A. Fitzgerald (Chairman) Michael P. Glinsky Robert D. Taylor Aldo J. Tesi	• Exercise the power and authority of the Board of Directors between meetings, except to the extent that such authority shall be limited by the Nebraska Business Corporation Act	5

GOVERNANCE/ NOMINATING

Aldo J. Tesi (Chairman) Robert S. Milligan	• Make recommendations to the Board regarding candidates for election as Director	1
Robert D. Taylor	• Recommend standards for determining Director independence and review the qualifications and independence of members of the Board and its committees

•      Oversee Director orientation and training

•      Assess and make recommendations regarding Director compensation and retirement policy

•      Review and make recommendations regarding the Board’s committee structure and the functions, procedures and operation of committees

•      Review and make recommendations regarding shareholder proposals and proposed amendments to the Corporation’s Articles of Incorporation or Bylaws, and other corporate governance matters

CORPORATE GOVERNANCE

General

The primary responsibility of the Board of Directors is to continuously provide effective governance to foster the long-term success of the Corporation. The Corporation is committed to conducting its operations with a commitment to the highest level of ethical standards. The Corporation reports its results with accuracy and clarity while maintaining compliance with regulations, rules and laws that govern the Corporation and its subsidiaries. As part of this commitment, the Corporation has adopted the following guidelines, policies and charters:

•	Corporate Governance Guidelines;

•	Code of Ethics and Conduct for Members of the Board of Directors;

•	Code of Ethics and Conduct for Senior Financial Officers;

•	Audit Committee Charter;

•	Compensation/Stock Option Committee Charter; and

•	Corporate Governance/Nominating Committee Charter.

These documents are available on the Corporation’s website at www.comfedbank.com. Shareholders may also obtain a written copy of these documents at no cost by writing the Corporation at 13220 California Street, Omaha, Nebraska 68154, Attn: Investor Relations Department.

Board of Directors and Committee Independence

The Corporation’s Board of Directors consists of 11 members, all of whom are independent under the rules of the New York Stock Exchange and the Corporation’s internal independence standards, except for William A. Fitzgerald, the Chairman of the Board and Chief Executive Officer of the Corporation, and Frederick R. Kulikowski, the President and Chief Operating Officer of the Corporation. In addition, all members of the Corporation’s Audit Committee and its Corporate Governance/Nominating Committee are independent under the rules of the New York Stock Exchange and the Corporation’s internal independence standards.

The Corporation’s Board of Directors has adopted internal independence standards with respect to the determination of director independence (“Director Independence Standards”). The Director Independence Standards are consistent with the applicable rules of the New York Stock Exchange and federal securities laws. To be considered “independent” under the Director Independence Standards, a director must be affirmatively determined by the Governance/Nominating Committee of the Board, and subsequently ratified by the full Board, not to have a material relationship with the Corporation or any of its subsidiaries (collectively the “Corporation”) other than as a director. In each case, the Board considers all relevant facts and circumstances and applies the following:

Employment/Compensation:

1.	The director shall not have been an employee and no family member shall have been an executive officer of the Corporation during the last three years.

2.	The director shall not have received more than $100,000 per year in director compensation from the Corporation during the last three years, excluding director and committee fees and pension or other forms of deferred compensation for prior service.

3.	No family member of the director shall have received more than $100,000 per year in direct compensation from the Corporation during the last three years.

4.	Neither the director nor any family member shall have been affiliated with or employed in a professional capacity during the last three years by the Corporation’s present and independent auditor, any other auditing firm that has acted as the Corporation’s independent auditor, or as the internal auditor during such three-year period.

5.	Neither the director nor any family member shall have, during the last three years, been employed as an executive officer of a company while any of the Corporation’s present executive officers served on such company’s compensation committee.

Any other employment relationships, compensation and directorships not in violation of the foregoing standards are presumed not to be material relationships that would impair independence.

Business Relationships:

The Board of Directors expects that all business relationships between the Corporation and a company (including subsidiaries and affiliates) with respect to which the director or any family member has a primary business relationship, will be conducted on an arms-length basis. The following business relationships are presumed to be material relationships that would impair independence:

1.	Payments by the Corporation to a primary business relationship of the director or the director’s family member for property or services that do, in any single fiscal year during the last three fiscal years, exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship.

2.	Payments to the Corporation by a primary business relationship of the director or the director’s family member that do, in any single fiscal year during the last three fiscal years, exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship.

Business relationships between the Corporation and a company that are not primary business relationships, including business relationships with a company for which a director or family member serves as a non-management director (including non-executive chair) are presumed not to be material relationships that would impair director independence.

Relationships as a Client:

The Board of Directors expects that any financial services provided to a director or any immediate family member by the Corporation will be provided in the ordinary course of the Corporation’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Corporation employees on a broad basis. Services consistent with this standard are presumed not to be material relationships that would impair independence. Services provided to directors in connection with the fulfillment of their duties and responsibilities as directors are permitted under this standard. All such services will be offered in such a way as to fully comply with Federal banking regulations.

Charitable Contributions:

The following philanthropic relationships are presumed not to be material relationships that would impair independence:

1.	Contributions by the Corporation to educational or charitable institutions for which the director serves solely as a non-executive trustee or director (or in a similar capacity).

2.	Discretionary contributions by the Corporation (excluding contributions made under the Corporation’s “matching gifts” program) to any educational or charitable institution for which the director serves as an executive officer that do not exceed in any single fiscal year during the preceding three fiscal years the greater of (i) $1 million or (ii) 2% of the recipient’s most recent publicly available consolidated gross revenues.

Director	Nomination Process

Identifying and Evaluating Nominees and Nominee Minimum Qualifications

As provided in its charter, the Governance/Nominating Committee is responsible for identifying individuals to become directors of the Corporation and seeks input from the Board of Directors, the Chairman of the Board and executive management. In accordance with the Corporation’s Corporate Governance Guidelines, the Governance/Nominating Committee’s goal is to maintain a strong and diverse Board by continually assessing several factors, including the Board’s diversity, business background, areas of expertise, current responsibilities, community involvement and expected period of time available for service. The Governance/Nominating Committee seeks nominees with backgrounds that bring strong business enterprise, Midwest retail experience, broad technology experience, and financial expertise. Preferred nominees would have appropriate business experience from previously or currently held executive positions, such as a Chief Financial Officer, Chief Operating Officer, President or Chief Executive Officer of a publicly traded company, large privately held company or mutual company located in the Corporation’s operating regions.

In addition to the candidate’s experience and background, the Committee also considers the independence of the candidate as defined in the Corporation’s Corporate Governance Guidelines and as in the rules of the New York Stock Exchange. The Committee also reviews the candidate’s service on other boards of directors of public companies or other significant commitments involving affiliation with other businesses or governmental units. While there may be value to be gained from service on other boards of directors, such service may have legal and regulatory implications to the Corporation or may present recurrent conflicts. In accordance with the Corporation’s Bylaws, no person who is a controlling person or management official of a federally insured depository institution (other than affiliates of the Corporation) that operates branches in any market in which the Bank operates branches shall be eligible to be nominated for service, or to serve, as a director of the Corporation.

Procedures to Be Followed by Stockholders

The Governance/Nominating Committee will consider recommendations for directorships submitted by stockholders. Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Secretary, Commercial Federal Corporation, 13220 California Street, Omaha, Nebraska 68154. Each such written recommendation must set forth (i) the name of the recommended candidate, (ii) the number of shares of stock of the Corporation which are beneficially owned by the stockholder making the recommendation and the recommended candidate, and (iii) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Governance/Nominating Committee. In order to be considered by the Governance/Nominating Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by January 1 preceding that annual meting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration given to other candidates recommended by directors or executive management.

Executive Sessions

The Corporation schedules regular executive sessions of non-management and independent directors in which these directors meet without management participation. The Board of Directors has selected Talton K. Anderson as the lead director (“Lead Director”) to preside over all executive sessions of the Board.

Communications with Directors

Any stockholder wishing to send a written communication to a Director or Directors should send this communication to the Lead Director at the following address: Lead Director, c/o Ms. Kelly L. Sazama, Commercial Federal Corporation, 13220 California Street, Omaha, Nebraska 68154.

Director Attendance at Annual Meeting

The Corporation’s Directors are strongly encouraged to attend the Corporation’s annual meeting of stockholders. Other than Messrs. Kulikowski and Neary who were appointed to the Board of Directors after the 2004 annual meeting, all Directors attended the Corporation’s 2004 annual meeting of stockholders.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Overview and Objectives

The Compensation Committee (the “Committee”) is composed exclusively of independent directors and includes Jane E. Miller (Chairman), Daniel P. Neary, Joseph J. Whiteside, and George R. Zoffinger. The Committee is responsible for developing the Corporation’s and the Bank’s executive compensation policies generally, and for implementing those policies for the Corporation’s executive officers and the Bank’s senior executive officers (the Chairman of the Board and the Chief Executive Officer of the Corporation and the Bank, the President and Chief Operating Officer of the Corporation and the Bank, and the Chief Financial Officer of the Corporation and the Bank). The Chief Executive Officer of the Bank, under the direction and pursuant to the Charter of the Committee, implements the executive compensation policies for the remainder of the Bank’s executive officers. The Corporation maintains structured compensation guidelines and reviews the structure and guidelines annually with the assistance of an outside professional consulting firm. During 2004, the Committee was assisted by Mercer Human Resources Consulting and Aon Consulting in structuring executive compensation and in the review of executive compensation practices to ensure its compensation practices were competitive in the marketplace and were not excessive or unreasonable.

The Committee’s overall objectives in designing and administering the specific elements of the Corporation’s and the Bank’s executive compensation program are as follows:

•	to align executive compensation to increases in stockholder value, as measured by favorable long-term operating results and continued strengthening of the Corporation’s financial condition;

•	to provide incentives for executive officers to work towards achieving successful annual results as a step in fulfilling the Corporation’s long-term operating results and strategic objectives;

•	to link, as closely as possible, executive officers’ receipt of incentive awards with the attainment of specified performance objectives;

•	to maintain a competitive mix of total executive compensation with particular emphasis on awards directly related to increases in long-term stockholder value; and

•	to attract, retain and motivate top performing executive officers in a cost effective manner for the long-term success of the Corporation.

The Committee and the Board of Directors strongly believes that it is in the best interests of stockholders to encourage ownership of stock by management. Accordingly, the Committee established the following guidelines on the dollar value of management’s stock ownership.

Chief Executive Officer	5 times annual salary
Chief Operating Officer	5 times annual salary
Chief Financial Officer	3 times annual salary
Executive Vice Presidents	2 times annual salary
Senior Vice Presidents	2 times annual salary
First Vice Presidents	1.3 times annual salary

These stock ownership guidelines are expected to be achieved within a five year period of time. Unexercised stock options, whether vested or unvested, are not counted towards the achievement of these guidelines.

In furtherance of the above objectives, the Corporation’s executive compensation program for 2004 consisted of the following components:

•	Base Salary. The Committee makes recommendations to the Board concerning base salaries for executives considering regional and national surveys of salaries paid to executive officers of other financial institutions similar to the Corporation in size. The Committee’s objective is to provide base salaries as well as the appropriate mix of total compensation that is reasonably competitive with total compensation paid for similar executive positions in the marketplace.

•	Management Incentive Plan. The Corporation maintains a Management Incentive Plan which provides for annual incentive compensation based on achieving a combination of Corporation and individual performance objectives. Under this plan, the Committee approves corporate performance objectives, such as earnings per share, at the beginning of the year. If the Corporation meets such objectives, an amount equal to 4.5% of net income after taxes is set aside for payment to executive officers (defined for purposes of the Management Incentive Plan as the Bank’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive, Senior, and First Vice Presidents) as short- and long-term compensation. Incentives are accrued through the year in anticipation of payment from the Plan. Under the Management Incentive Plan, executives are not eligible to receive an annual incentive compensation for plan years when the Corporation achieves less than 85% of the Corporation’s predetermined performance goal. The distribution of awards under the Management Incentive Plan is triggered by the Corporation’s achievement of the predetermined performance goal and the individual executive officers’ performance. A portion of the award is paid in cash and a portion of the award is paid in restricted stock. For the year ending December 31, 2004, no cash or restricted stock awards were made under the Management Incentive Plan.

In addition to formula-based incentive compensation under the Management Incentive Plan, the Committee has the authority to make discretionary incentive awards. During the year ended December 31, 2004, the Committee elected to award discretionary incentive compensation to certain officers whose performance, in the Committee’s opinion, warranted such awards.

•	Equity Compensation. The Committee considers equity compensation an essential tool in aligning the interests of management with those of the Corporation’s stockholders. The Committee uses a combination of stock options and restricted stock awards to provide equity compensation to management.

Under the Corporation’s option plans, participants are eligible to receive stock options, stock appreciation rights (“SARs”) or shares of restricted stock. Options are subject to vesting and forfeiture as determined by the Committee. Options and SARs are generally granted at the average of the highest price and the lowest price of the Common Stock as traded on the New York Stock Exchange on the date of the grant and, except in the case of negotiated awards, vest at the rate of 33.33% on each of the first, second, and third anniversary of the grant. Such awards acquire value only if the Corporation’s stock price increases.

The Committee has authority to grant restricted stock awards and to set the amount of any such award and the nature of the award. No restricted stock awards were made in conjunction with the 2004 Management Incentive Plan. Except in the case of negotiated awards, shares of restricted stock, as authorized by the Committee, generally vest over a 5-year period at the rate of 20% per year assuming the recipients continue employment with the Corporation or the Bank. The Committee believes the restricted stock awards provide a direct link between the value created for the Corporation’s stockholders and the compensation paid to executive officers and further serve as an executive retention tool and also enable the executives to achieve their share ownership targets.

•	Long-Term Incentive Plan. Effective January 1, 2004, the Board approved the implementation of a Long-Term Incentive Plan (the “LTIP”). The purpose of the LTIP was to promote the growth and the financial success of the Corporation by implementing a performance based long-term incentive program to motivate and reward participants for the achievement of long-term business strategies and goals. The LTIP was a multi-year performance plan with a new plan measurement period and new goals established each year. The Committee determined that the performance measures for the LTIP would include measures that assess the Corporation’s performance in a comparative manner to a broader base of banks. The Committee also determined that payout of the LTIP was to be in the form of restricted stock to foster the share ownership targets for participating executives. Following a comprehensive review of executive compensation, the Committee recommended to the Board and the Board approved the termination of the LTIP in February 2005. For the year ending December 2004, no awards were made under the LTIP.

Compensation of the Chief Executive Officer

The Committee determines the Chief Executive Officer’s compensation, and in making that determination considers:

•	The performance of the Corporation, including earnings per share;

•	The Chief Executive Officer’s compensation compared to marketplace practices for similarly sized financial institutions; and

•	Leadership of the organization.

Mr. Fitzgerald’s compensation for 2004 is reported in the Summary Compensation Table. In February 2004, Mr. Fitzgerald received stock option awards and an increase in his base salary. In deciding to make the increase in base pay and grant incentive and non-incentive stock option awards, the Committee considered the Corporation’s performance for the period ending December 31, 2003. Under Mr. Fitzgerald’s leadership the Corporation reported earnings per share that exceeded minimum performance goals as approved by the Committee and the Board in early 2003. Other key performance measures such as growth in core banking business drivers also exceeded the Committee’s approved 2003 minimum performance goals which contributed to the Committee’s decision to increase Mr. Fitzgerald’s base salary compensation effective March 1, 2004. The Committee also considered information provided by Mercer Human Resources Consulting, an outside professional consulting firm, regarding competitive marketplace practices relative to base pay increases and stock option award practices.

In accordance with the formulas established under the Management Incentive Plan and the LTIP, no cash or restricted stock awards were made to Mr. Fitzgerald under the Management Incentive Plan or LTIP for 2004. In addition, the Committee did not grant any discretionary bonus to Mr. Fitzgerald for 2004.

COMPENSATION COMMITTEE

Jane E. Miller (Chairman)

Daniel P. Neary

Joseph J. Whiteside

George R. Zoffinger

Summary Compensation Table

The following table sets forth for the periods shown the cash and noncash compensation for each of the Chief Executive Officer and the four highest paid executive officers of the Corporation and the Bank.

Long-Term Compensation Awards
		Annual Compensation (2)			Restricted Stock Awards (3)		Securities Underlying Options	All Other Compensation (4)
Name and Principal Position(1)	Year	Salary	Bonus
William A. Fitzgerald Chairman and Chief Executive Officer of the Corporation and the Bank	2004 2003 2002	$730,667 704,413 673,066	$	— 459,824 412,295	$	— 114,933 412,295	75,000 100,000 150,000	$57,734 56,354 53,845

Frederick R. Kulikowski (5) President and Chief Operating Officer of the Corporation and the Bank	2004	$35,899		$650,000		$1,171,600	250,000	$—

David S. Fisher Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2004 2003 2002	$304,167 292,633 277,333	$	— 119,599 131,976	$	— 71,690 31,976	40,000 40,000 50,000	$17,600 17,852 16,640

John S. Morris Executive Vice President and Chief Credit Officer of the Bank	2004 2003 2002	$236,625 232,500 225,000		$35,572 103,242 85,597	$	— 57,346 85,597	10,000 12,000 —	$15,805 15,510 —

Lauren W. Kingry Executive Vice President of the Bank	2004 2003 2002	$211,917 204,177 196,326		$31,980 74,364 79,894	$	— 55,770 79,894	12,000 12,000 10,000	$13,828 14,569 15,706

(1)	Robert J. Hutchinson, former President and Chief Operating Officer of the Corporation and the Bank, resigned effective April 23, 2004. In connection with Mr. Hutchinson’s resignation and pursuant to a Separation, Waiver and Release Agreement between Mr. Hutchinson and the Corporation, Mr. Hutchinson received a $283,333 severance payment and an $11,560 payment for accrued vacation paid in 2004 and a $212,500 severance payment to be paid in 2005.

(2)	Does not include certain perquisite and other personal benefits which do not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus.

(3)	During the year ended December 31, 2004, the Corporation awarded restricted stock to Mr. Kulikowski in connection with his hiring. These awards vest equally over a period of three years, assuming continued service with the Corporation. Restricted stock granted in 2003 and 2002 vests equally over a period of five years assuming continued service with the Corporation. As of December 31, 2004, the number and value, based on the closing sales price of the Common Stock of $29.71 at December 31, 2004, of the unvested restricted stock holdings for Messrs. Fitzgerald, Kulikowski, Fisher, Morris and Kingry, were 21,420 shares (value of $636,388), 40,000 shares (value of $1,188,400), 7,918 shares (value of $235,244), 3,917 shares (value of $116,374) and 5,219 shares (value of $155,056), respectively. Dividends are payable on these shares if and to the extent paid on the Common Stock generally. Upon a change in control of the Corporation, all restrictions on the restricted stock immediately lapse.

(4)	Includes net contributions to the Bank’s 401(k) Plan on behalf of each of the named executive officers to match elective deferral contributions made by each to such plan and amounts paid under the Bank’s Deferred Compensation Plan. Matching contributions under the Bank’s 401(k) Plan amounted to $9,875, $0, $9,125, $9,875 and $9,875, while the employer matching contributions under the Deferred Compensation Plan benefits, were $47,859, $0, $8,475, $5,930 and $3,953 for Messrs. Fitzgerald, Kulikowski, Fisher, Morris and Kingry, respectively.

(5)	Mr. Kulikowski joined the Corporation in November 2004.

Option Grants Table

The following table contains information concerning the grant of stock options to the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table during the year ended December 31, 2004. All option grants, except option grants to Mr. Kulikowski, vest over a three-year period. Option grants to Mr. Kulikowski vested immediately on the date of grant.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date

Name					5%	10%
William A. Fitzgerald	75,000	9.9%	$27.90	02/25/2014	$1,315,962	$3,334,906
Frederick R. Kulikowski	250,000	33.0	29.04	11/29/2014	4,565,775	11,570,570
David S. Fisher	40,000	5.3	27.90	02/25/2014	701,846	1,778,617
John S. Morris	10,000	1.3	27.90	02/25/2014	175,462	444,654
Lauren W. Kingry	12,000	1.6	27.90	02/25/2014	210,554	533,585

Fiscal Year-End Option Value Table

The following table sets forth information concerning the value of options held by the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table at December 31, 2004. None of these individuals exercised any options during the year ended December 31, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
William A. Fitzgerald	736,422	194,343	$5,054,833	$861,856
Frederick R. Kulikowski	250,000	—	167,500	—
David S. Fisher	136,655	83,345	1,272,944	342,156
John S. Morris	54,000	18,000	360,180	75,460
Lauren W. Kingry	39,966	23,334	300,593	94,783

(1)	Based on the closing sales price of the Common Stock as reported on the New York Stock Exchange on December 31, 2004, which was $29.71.

Employment and Change in Control Agreements

Commercial Federal has entered into an agreement with William A. Fitzgerald. Pursuant to the agreement, Mr. Fitzgerald is employed as Chairman of the Board and Chief Executive Officer of the Corporation and the Bank. Mr. Fitzgerald receives an annual salary and bonus determined by agreement with the Board of Directors, but in no event less than the rate of compensation Mr. Fitzgerald received on June 8, 1995, the effective date of the agreement. The term of the employment agreement is for three years, and the Boards of Directors of the Corporation and the Bank annually review the employment agreement and may extend the agreement for an additional one-year period beyond the effective expiration date. The agreement presently expires on June 8, 2007. The contract provides for termination for cause or in certain events specified by regulatory authorities. The contract is also terminable by the Bank without cause wherein Mr. Fitzgerald would be entitled to receive all compensation and benefits through the effective date of termination, plus a severance payment equal to 36 months of base salary. Mr. Fitzgerald shall be entitled to the same benefits and severance in the event he becomes disabled while the agreement is in effect. In the event Mr. Fitzgerald dies while the agreement is in effect, his heirs shall receive a severance payment equal to 12 months of base salary. No such benefit is payable should Mr. Fitzgerald retire. The agreement provides, among other things, for Mr. Fitzgerald’s participation in an equitable manner in all benefits available to executive officers of the Corporation and the Bank, including:

•	short-term and long-term incentive compensation and deferred compensation;

•	health, disability, life insurance, retirement and vacation benefits; and

•	any benefits available under perquisite programs.

Commercial Federal has entered into an agreement with Frederick R. Kulikowski. Pursuant to the agreement and a Summary Offer of Employment, Mr. Kulikowski is employed as President and Chief Operating Officer of the Corporation and the Bank. Mr. Kulikowski receives an annual salary and bonus determined by the Compensation/Stock Option Committee of the Board of Directors, but in no event less than the rate of compensation Mr. Kulikowski received on November 29, 2004, the effective date of the agreement. The term of the agreement is for three years. The contract provides for termination for cause or in certain events specified by regulatory authorities. The contract is also terminable by the Corporation and the Bank without cause wherein Mr. Kulikowski would be entitled to receive all compensation and benefits through the effective date of termination, plus a severance payment, subject to the terms of Mr. Kulikowski’s change in control agreement, equal to Mr. Kulikowski’s base salary for any unexpired portion of the three-year term of the agreement. Mr. Kulikowski shall be entitled to the same benefits and severance in the event he becomes disabled while the agreement is in effect. In the event Mr. Kulikowski dies while the agreement is in effect, his heirs shall receive a severance payment equal to 12 months of base salary. No such benefit is payable should Mr. Kulikowski retire. The agreement provides, among other things, for Mr. Kulikowski’s participation in an equitable manner in all benefits available to executive officers of the Corporation and the Bank, including:

•	short-term and long-term incentive compensation and deferred compensation;

•	health, disability, life insurance, retirement and vacation benefits; and

•	any benefits available under perquisite programs.

The Corporation and the Bank have also entered into change in control agreements with Messrs. Fitzgerald, Kulikowski, Fisher, Morris, and Kingry. Under these agreements, if in anticipation of a change of control, or during the three-year period after a change of control event has occurred, the executive’s employment is terminated other than for “cause,” the executive will continue to receive, in equal monthly installments, the base salary and all commissions and bonuses (including short-term and long-term incentive programs and stock options granted pursuant to the Corporation’s executive incentive plan) in effect at the time of the involuntary termination for a period of 35.88 months from the date of termination reduced by the number of months the executive remained in the employ of the Corporation or the Bank after the change of control event occurred. During the months for which the executive receives installment payments under this agreement, the executive shall also continue to participate in any health, disability, and life insurance plans to the same extent as if the executive were an employee of the Corporation or the Bank or of any successor corporation. Further, the executive will continue to participate in any perquisite program through the end of the period for which compensation is being paid. It is the intent of the plan that the payments will not constitute a parachute payment as defined in Section 280G in the Internal Revenue Code. Accordingly, all benefits and payments under the plan shall be reduced if necessary to the largest aggregate amount that will result in no portion of the payments being subject to federal excise tax or being nondeductible to the Corporation and the Bank for federal income tax purposes under Section 280G or 499 of the Code.

A “change in control” generally is deemed to have occurred under these agreements in each of the following events: (i) the acquisition by any individual, entity or group of beneficial ownership of 49% or more of either the then-outstanding shares of the Corporation’s Common Stock, or the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors; (ii) individuals who, as of the date of the relevant agreement, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Corporation, provided, however, that any individual later becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (iii) consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of the Corporation (each, a “Business Combination”), in each case unless, following such Business Combination, (a) all or substantially all of the individuals and entities that were the beneficial owners of the Corporation’s outstanding Common Stock or other voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding Common Stock and other voting securities, as the case may be, (b) no person beneficially owns, directly or indirectly, 49% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or (iv) approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

The executive shall also be entitled to receive the payments and benefits described above in the event of a “constructive involuntary termination,” which under the terms of the agreements shall be deemed to have occurred if, in anticipation of or during the three-year period following a change in control,

•	the executive is assigned duties inconsistent with, or action is taken to diminish, the executive’s position (including status, offices, titles and reporting requirements), duties or responsibilities,

•	the executive’s compensation is reduced,

•	the level of the executive’s participation in incentive compensation is reduced or eliminated,

•	the executive’s benefit coverage or perquisites are reduced or eliminated, except to the extent such reduction or elimination applies to all other employees,

•	the executive’s office location is changed to a location more than 50 miles from the location of the executive’s office at the time of the change in control,

•	the executive’s employment is terminated other than as permitted by the agreement, or

•	the executive terminates employment for any reason during the 30-day period following the first anniversary of the change of control event.

Pursuant to the terms of a separate agreement between the Bank and William A. Fitzgerald, in the event of Mr. Fitzgerald’s termination of employment with the Bank, Mr. Fitzgerald will be entitled to receive in 120 equal monthly installments an amount equal to three times his highest annual salary received from the Bank during the five-year period ending with the close of the fiscal year in which he attained age 65. In the event of his death before the payment of all installments, all remaining installments shall be paid to his designated beneficiary. In the event of the death of both Mr. Fitzgerald and the designated beneficiary, all remaining unpaid installments shall be paid in one lump sum payment to the estate of the designated beneficiary. Pursuant to the terms of the agreement, the right to receive any and all unpaid installments will be forfeited upon the occurrence of any of the following events (i) without the approval of the Board of Directors, Mr. Fitzgerald has or possesses, directly or indirectly, any interest competing with or inimical to the interests of the Bank within an area within a 300 mile radius of Omaha, Nebraska, or (ii) Mr. Fitzgerald engages in any activity or conduct which, in the opinion of the Board, is inimical to the interests of the Bank.

DIRECTORS’ COMPENSATION

Individuals who serve as directors of the Corporation or the Bank, with the exception of William A. Fitzgerald and Frederick R. Kulikowski, who are officers of the Corporation and the Bank, are compensated for their service as directors. During 2004, directors received $500 per month for service on the Board of the Corporation and $1,500 per month for service on the Board of the Bank, plus $1,000 for each Corporation or Bank Board or Committee meeting attended. The Chairman of the Audit Committee receives an annual fee of $10,000 and the Chairman of the Compensation Committee, the Finance Committee and the Governance/Nominating Committee each receive an additional $3,000 per year. The 1996 and 2002 Stock Option and Incentive Plans allow Directors to elect to substitute cash compensation payable to them as Directors’ fees for discounted non-incentive stock options with an exercise price equal to 75% of the market value of the optioned shares. The aggregate difference between the exercise price and the market value of the underlying shares equals the compensation foregone. In no event shall the exercise price of the stock option be less than 50% of the market value of the underlying shares on the date of the grant. For 2004, a total of 53,499 non-incentive stock options were granted in lieu of cash remuneration to the non-employee directors of the Corporation and the Bank. In 2004, Jane E. Miller did not receive any cash or discounted stock options for her services on the Board of Directors of either the Corporation or the Bank. In lieu of any payment to Jane E. Miller in 2004, the Bank contributed $36,000 to the Gallup Institute, a non-profit corporation that discovers, tests and encourages the application of new approaches to social problems. In addition, non-employee directors each received 5,000 non-incentive stock options, totaling 60,000 shares, on February 25, 2004 and 55,000 shares on February 23, 2005.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank offers first and second mortgages, refinance, equity and various consumer loans to its directors, officers and employees. Loans to executive officers and directors are made in the ordinary course of business on substantially the same terms and collateral, including interest rates and loan fees charged, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank was billed $203,423 by The Gallup Organization (“Gallup”) during the year ended December 31, 2004, for management consulting services. Ms. Jane E. Miller, a director of the Corporation, is the Chief Operating Officer and Executive Vice President of Gallup. The Corporation retains Gallup from time to time on an as needed basis and anticipates that it may retain Gallup to provide management consulting services in 2005. The Bank was billed $932,674 by Mutual of Omaha Insurance Company during the year ended December 31, 2004, for premiums paid on long-term disability and the various life insurance policies that the Corporation provides. Daniel P. Neary, a director of the Corporation, is Chairman and Chief Executive Officer of Mutual of Omaha Insurance Company. The Corporation will continue to pay insurance premiums to Mutual of Omaha Insurance Company in 2005. W. Tate Fitzgerald, a son of William A. Fitzgerald, Chairman and Chief Executive Officer of the Corporation and the Bank, serves as a Senior Vice President, Information Technology, of the Bank. During the years ended December 31, 2004, 2003 and 2002, W. Tate Fitzgerald was paid an aggregate salary, bonus and matching contributions under the Bank’s 401(k) Plan of $175,797, $216,535 and $193,087, respectively. In addition, during the years ended December 31, 2004, 2003 and 2002, W. Tate Fitzgerald received restricted stock awards valued at $0, $45,914 and $48,895, respectively, and options to acquire 9,000, 12,000 and 8,000 shares, respectively, of Common Stock.

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total shareholder return on the Common Stock over the last five years with the cumulative total return on the S&P 500 Index, an index comprised of the top 50 publicly traded thrifts in the United States based on total asset size and the Dow Jones US Banks Index. In prior proxy statements, the Corporation used the top 50 publicly traded thrifts in the United States based on asset size as its representative peer comparison. As the Corporation’s business model continues to shift from one resembling a traditional thrift to one more resembling a commercial bank, the Corporation believes that a more representative peer comparative index is the Dow Jones US Banks Index, which is a widely accepted measurement of how the bank and thrift industry is performing. The Corporation will not use the top 50 publicly traded thrifts peer group as a comparison in future proxy statements.

Cumulative total return on the stock or the index equals the total increase in value from December 31, 1999 to December 31, 2004, assuming reinvestment of all dividends paid into the stock or the index, respectively. The graph was prepared assuming that $100 was invested on December 31, 1999, in the Common Stock and in the respective indices.

December 31, 1999 through December 31, 2004

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation’s executive office at 13220 California Street, Omaha, Nebraska 68154 no later than December 5, 2005. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Stockholder proposals, other than those submitted pursuant to the Exchange Act, must be submitted in writing to the Corporation’s principal executive offices at the address given in the preceding paragraph not less than 60 days prior to the date of such meeting.

AUDIT COMMITTEE REPORT

In accordance with its charter, the Audit Committee assists the Board of Directors in its oversight of the accounting, auditing and financial reporting practices of the Corporation. The Audit Committee Charter is included as an exhibit to the Proxy Statement for the 2004 Annual Meeting.

The Audit Committee of the Corporation consists of four members, who in the business judgement of the Board of Directors are independent and financially literate as defined by the New York Stock Exchange as well as being designated as audit committee financial experts as defined by the rules of the Securities and Exchange Commission.

Management is responsible for the Corporation’s internal control and financial reporting process. The independent auditors are responsible for performing an audit of the Corporation’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on such financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In performing its oversight function, the Audit Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviews with both the independent and internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee meets individually, at least once annually, with the Corporation’s independent auditors, the Corporation’s internal auditors and management.

The Audit Committee has adopted a policy of pre-approving all audit and non-audit services performed by the Corporation’s independent auditors. The Audit Committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may report these complaints and concerns confidentially and anonymously to the Audit Committee.

The Audit Committee has reviewed and discussed the Corporation’s audited consolidated financial statements for the year ended December 31, 2004 with management and has discussed with Deloitte & Touche LLP (“Deloitte & Touche”), the Corporation’s independent auditors, the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (“SAS 61”) “Communications with Audit Committees.” In addition, the Audit Committee has received from Deloitte & Touche the written disclosures and the letter required to be delivered by Deloitte & Touche under Independence Standards Board Standard No. 1 (“ISB Standard No. 1”) “Independence Discussions with Audit Committees” addressing all relationships between the auditors and the Corporation that might bear on the auditors’ independence. The Audit Committee has reviewed the materials received from Deloitte & Touche and has met with representatives of Deloitte & Touche to discuss the independence of the auditing firm.

In connection with the standards for independence of the Corporation’s independent auditors promulgated by the Securities and Exchange Commission, the Audit Committee has reviewed the non-audit services provided by the Corporation’s independent auditor and has considered whether the provision of such services is compatible with maintaining the independence of the Corporation’s independent auditors.

Based on the Audit Committee’s review of the financial statements, its discussion with Deloitte & Touche regarding SAS 61, and the written materials provided by Deloitte & Touche under ISB Standard No. 1 and the related discussion with Deloitte & Touche of their independence, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Corporation be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Michael P. Glinsky (Chairman)

Robert S. Milligan

Robert D. Taylor

Joseph J. Whiteside

PROPOSAL II – INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche as the Corporation’s auditors for the fiscal year ending December 31, 2005, subject to ratification by the Corporation’s stockholders. The selection of Deloitte & Touche was based on the qualifications of that firm including their prior performance and their reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche are expected to be present at the Meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they so desire.

All services rendered to the Corporation by Deloitte & Touche are permissible under applicable laws, rules and regulations and pre-approved by the Audit Committee. These services are actively monitored by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte & Touche’s audit.

Fees Paid to Independent Auditors

The following table presents fees for professional audit services performed by Deloitte & Touche regarding the audit of the Corporation’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for the other services rendered by Deloitte & Touche during those periods.

	2004	2003
Audit Fees (1)	$581,700	$506,000
Audit-Related Fees (2)	21,900	44,930
Tax Fees (3)	350,784	314,210
All Other Fees	—	—

(1)	Audit fees include billings for the audit of the Corporation’s annual consolidated financial statements, review of the Corporation’s quarterly financial statements, attestation of management’s assessment of internal controls and the audit of internal controls as required by the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consist of billings relating to annual audits of the Corporation’s benefit plans, as well as consultations on financial accounting and reporting issues.

(3)	Tax fees relate to the services provided for the review of the Corporation’s tax returns ($26,733 and $34,500 for 2004 and 2003, respectively) and for tax planning and consulting issues ($324,051 and $279,710 for 2004 and 2003, respectively).

The ratification of the appointment of the auditors must be approved by a majority of the votes cast by the stockholders of the Corporation at the Meeting. The Board of Directors recommends that stockholders vote “FOR” the approval of the ratification of the appointment of auditors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the Corporation’s directors and officers and persons who own more than 10% of the outstanding Common Stock (“Insiders”) are required to file reports detailing their ownership and changes of ownership in such Common Stock, and to furnish the Corporation with copies of all such reports. Based solely on its review of the copies of such reports or written representations that no such reports were necessary that the Corporation received during the past fiscal year or with respect to the last year, management believes that during the year ended December 31, 2004, all of the Corporation’s Insiders complied with these reporting requirements, except that, due solely to a Company administrative error, Director Frederick R. Kulikowski filed one late Form 4 with respect to two transactions in connection with the commencement of his employment.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Corporation may solicit proxies personally or by telephone or other electronic means without additional compensation. The Corporation has retained D. F. King & Co., Inc. to assist in the solicitation of proxies by mail, personally or by telephone or other means of communication, for a fee estimated at $8,000 plus expenses.

HOUSEHOLDING OF PROXY STATEMENT AND ANNUAL REPORT

It is the Corporation’s policy to “Household” Annual Reports, Proxy Statement and similar documents. Only one Summary Annual Report, Annual Report on Form 10-K and Proxy Statement are being sent to multiple stockholders sharing a single address unless the Corporation has received instructions to the contrary. The Corporation will continue to separately mail a proxy card for each registered stockholder account. You may send a written request for additional copies of proxy material to: Investor Relations Department, Commercial Federal Corporation, 13220 California Street, Omaha, Nebraska 68154.

ANNUAL REPORT TO STOCKHOLDERS AND FINANCIAL STATEMENTS

The Corporation’s 2004 Summary Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2004 (the “Form 10-K”), including financial statements, are being mailed to all stockholders of record as of the close of business on March 24, 2005, together with this Proxy Statement. Any stockholder who has not received copies of such reports or who desires copies of the exhibits to the Form 10-K may obtain copies by writing to the Secretary of the Corporation. Such reports are not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof as determined by a majority of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gary L. Matter

GARY L. MATTER SECRETARY

Omaha, Nebraska

April 4, 2005

[FORM OF PROXY CARD]

COMMERCIAL FEDERAL CORPORATION

This Proxy is solicited by the Board of Directors for the

May 10, 2005 Annual Meeting of Stockholders

The undersigned hereby appoints Talton K. Anderson, Jane E. Miller and Joseph J. Whiteside, and each of them, with full power of substitution, as attorneys in fact, agents and proxies for the undersigned to vote all of the shares of Common Stock, par value $.01 per share, of COMMERCIAL FEDERAL CORPORATION (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on Tuesday, May 10, 2005 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the “Meeting”) as indicated below and as directed by the Board of Directors, with respect to such other matters as may properly come before the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY “FOR” PROPOSAL I AND “FOR” PROPOSAL II. IF OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. There is cumulative voting in the election of directors and, unless otherwise indicated by the stockholder, a vote for the nominees listed in Proposal I will give the proxies discretionary authority to cumulate all votes to which the undersigned is entitled and to allocate such votes in favor of one or more of such nominees, as the proxies may determine.

THE UNDERSIGNED HEREBY REVOKES ANY PREVIOUS PROXIES WITH RESPECT TO THE MATTERS COVERED BY THIS PROXY.

I.	The election as directors of all nominees listed below (except as marked to the contrary):

For terms to expire in 2008	For terms to expire in 2007

William A. Fitzgerald	Frederick R. Kulikowski
Robert D. Taylor	Daniel P. Neary
Aldo J. Tesi

☐ FOR ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

INSTRUCTION: To withhold your vote for any individual nominee(s), mark “FOR” above and write the name(s) of the nominee(s) for whom you do NOT wish to vote on the line below.

__________________________________________

II.	Ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2005

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors Recommends a Vote “FOR” Each of the Nominees and For the Ratification of the Appointment of Deloitte & Touche LLP.

Please sign exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed in corporate name by an authorized officer. Executors, administrators, trustees or guardians should give their title when signing.

Date: _____________________________

Signature(s): _______________________

________________________

Please Sign, Date and Mail your Proxy Promptly in the

Enclosed Postage-Paid Envelope.